Exhibit 99.1

KULR to Co-host Battery Safety, Recycling, and Circular Economy Forum with Retriev Technologies and Battery Solutions

SAN DIEGO / GLOBENEWSWIRE / June 3, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, announced that it will be co-hosting the Battery Safety, Recycling, and Circular Economy Forum with Retriev Technologies and Battery Solutions on Monday, June 6, 2022.

This event will promote safe battery transportation, energy storage, and recycling as it pertains to the circular economy. In addition to the latest products that support this goal, the forum will provide education and information to customers and partners for joint collaboration on the latest battery solutions regarding safety, performance and sustainability.

Battery Safety, Recycling, and Circular Economy Forum

Date: Monday, June 6, 2022 from 12:00 p.m. – 4:00 p.m. EDT

Location: Battery Solutions Headquarters – 4930 Holtz Drive, Wixom, MI 48393

Event Itinerary: Lunch, facility tour and sessions on battery safety and how batteries support the circular economy

Interested parties are welcomed to register here. Please contact Gateway Group at KULR@gatewayir.com or 949-574-3860 for any questions.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Relations:
Annika Harper
The Antenna Group
KULR@antennagroup.com

Investor Relations:
Tom Colton or Matt Glover
Gateway Investor Relations
Main: (949) 574-3860
KULR@gatewayir.com